Exhibit 3.1

CLOUDCOMMERCE, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS OF

SERIES D PREFERRED STOCK

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

The undersigned, Andrew Van Noy, does hereby certify that:

1. He is the President and Chief Executive Officer, of CloudCommerce, Inc., a Nevada corporation (the “Corporation” or the “Company”).

2. The Corporation is authorized to issue 5,000,000 shares of preferred stock, par value $0.001, of which 10,000 shave been designated Series A Preferred Stock, 25,000 have been designated as Series B Preferred Stock and 25,000 have been designated as Series C Preferred Stock.

3. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the Articles of Incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 5,000,000 shares, $0.001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any Series D and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of up to 90,000 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

This series of the Corporation’s Preferred Stock shall be designated “Series D Preferred Stock”. The number of shares constituting the Series D Preferred Stock shall be Ninety Thousand (90,000) shares. The total face value of this entire series is Nine Million Dollars ($9,000,000). Each share of Series D Preferred Stock shall have a stated face value of One Hundred dollars ($100) (the "Stated Value"). Each one (1) share of Series D Preferred Stock is convertible into Two Thousand Five Hundred (2,500) shares of Common Stock of the Corporation, as adjusted in accordance with Section 3 below (the “Conversion Ratio”). The Series D Preferred Stock shall have the rights, preferences and privileges set forth below.

Section 1. Dividends. Each share of outstanding Series D Preferred Stock shall be entitled to receive a dividend, paid quarterly, out of any assets of the Corporation legally available therefore, at the amount equal to: (1/90,000) x (5% of the Adjusted Gross Revenue) of the Corporation’s subsidiary, Parscale Digital, Inc. (the “Subject Subsidiary”), a wholly owned subsidiary of the Corporation. Adjusted Gross Revenue, shall mean the top line gross revenue of Subject Subsidiary, as calculated under GAAP (generally accepted accounting principles) less any reselling revenue attributed to third party advertising products or service, such as, but not limited to, search engine keyword campaign fees, social media campaign fees, radio or television advertising fees, and the like. The dividends shall be paid based on the quarterly reviewed, or annually audited financial statements of Subject Subsidiary’s by the Corporation’s independent audit firm. Notwithstanding anything to the contrary herein, the dividends provided for in this Section are junior to the Company’s outstanding shares of Series A, B, and C preferred stock and no dividends will be paid pursuant to this Section unless any required dividends are paid to the outstanding Series A, B, and/or C preferred stock

If the Board of Directors shall elect to make further distribution of dividends after all dividends on the Series D Preferred Stock, as required by this Section 1, shall have been paid or declared and set apart for payment to holders of the Series D Preferred Stock, such dividends shall be made equally to all outstanding shares, preferred and common on an as-if converted basis.

Section 2. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily (a “Liquidation Event”), the holder of each outstanding share of the Series D Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to its shareholders upon such liquidation, whether such assets are capital or surplus of any nature, an amount equal to the Stated Value for each such share of the Series D Preferred Stock (as adjusted for any combinations, consolidations, stock distributions or stock dividends with respect to such shares), plus all dividends, if any, declared and unpaid thereon as of the date of such distribution, before any payment shall be made or any assets distributed to the holders of the Common Stock. For avoidance of doubt, the Series D Preferred Stock shall be junior in liquidation to the Company’s outstanding Series A, B and C preferred stock and as such no amounts will be paid to the Series D Preferred Stock pursuant to this Section unless any required amounts to be paid in the event of a Liquidation Event are paid to the outstanding Series A, B and C preferred stock

If the assets to be distributed pursuant to Section 2 above to the holders of the Series D Preferred Stock shall be insufficient to permit the receipt by such holders of the full preferential amounts aforesaid, then all such assets shall be distributed among such holders of Series D Preferred Stock ratably in accordance with the number of such shares held by each such holder.

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Section 3. Conversion. The Series D Preferred Stock shall be subject to conversion into Common Stock upon the following terms and conditions:

(a)	Timing of Conversion. The shares of Series D Preferred Stock held by any holder may be converted into shares of the Corporation’s Common Stock at any time upon ninety (90) days’ written notice from the holder of the shares to be converted to the Company.

(b)	Mechanics of Conversion. As a condition to any conversion of shares of the Series D Preferred Stock pursuant to Section 3(a) above, the holder of the shares to be converted shall surrender the certificate or certificates therefor, duly endorsed, at the principal office of the Corporation or of any transfer agent for such stock, and shall deliver a written notice to the Secretary of the Corporation at the Corporation's principal office stating the number of such shares of the Series D Preferred Stock to be converted (the “Conversion Notice”). Promptly thereafter, the Corporation shall issue and deliver to such holder a certificate for the number of shares of the Common Stock to which such holder shall be thereby entitled. In addition, if less than all the shares represented by such certificate(s) are surrendered for conversion, the Corporation shall issue and deliver to such holder a new certificate for the balance of the shares of Series D Preferred Stock not so converted. The effective date of such conversion shall be the close of business on the later of the date which is ninety (90) days from the date on which a proper notice is received by the Secretary of the Corporation or ninety (90) days from the date the duly endorsed certificate(s) is (are) received by the Corporation or the transfer agent, and the person or persons entitled to receive the shares of the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares on such effective date.

(c)	Conversion Ratio. Each share of Series D Preferred Stock is convertible into Two Thousand Five Hundred (2,500) shares of the Corporation’s fully paid and nonassessable shares of Common Stock (the “Conversion Ratio”), as adjusted pursuant to Section 3

(d)	Adjustment to Conversion Ratio for Stock Dividends, Consolidations and Subdivisions.

In case the Corporation at any time after the first issuance of a share of the Series D Preferred Stock shall declare or pay on the Common Stock any dividend in shares of Common Stock, or effect a subdivision of the outstanding shares of the Common Stock into a greater number of shares of the Common Stock (by reclassification or otherwise than by payment of a dividend payable in shares of the Common Stock), or shall combine or consolidate the outstanding shares of the Common Stock into a lesser number of shares of the Common Stock (by reclassification or otherwise), then, and in each such case, the Conversion Ratio (as previously adjusted) in effect immediately prior to such declaration, payment, subdivision, combination or consolidation shall, concurrently with the effectiveness of such declaration, payment, subdivision, combination or consolidation, be proportionately adjusted.

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(e)	Adjustments for Reclassifications and Certain Reorganizations. In case the Corporation at any time after the first issuance of a share of the Series D Preferred Stock shall reclassify or otherwise change the outstanding shares of the Common Stock, whether by capital reorganization, reclassification or otherwise, or shall consolidate with or merge with or into any other corporation where the Corporation is not the surviving corporation but not otherwise, then, and in each such case, each outstanding share of the Series D Preferred Stock shall, immediately after the effectiveness of such reclassification, other change, consolidation or merger, be convertible into the type and amount of stock and other securities or property which the holder of that number of shares of the Common Stock into which such share of the Series D Preferred Stock would have been convertible before the effectiveness of such reclassification, other change, consolidation or merger would be entitled to receive in respect of such shares of the Common Stock as the result of such reclassification, other change, consolidation or merger.

(f)	Fractional Shares. No fractional shares of the Common Stock shall be issuable upon the conversion of shares of the Series D Preferred Stock and the Corporation shall pay the cash equivalent of any fractional share upon such conversion.

(g)	Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of the Common Stock, solely for the purpose of effecting the conversion of the Series D Preferred Stock, such number of shares of the Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series D Preferred Stock; and if at any time the number of authorized but unissued shares of the Common Stock shall not be sufficient to effect the conversion of all outstanding shares of the Series D Preferred Stock, the Corporation will take such corporate action as is necessary to increase its authorized by unissued shares of the Common Stock to such number of shares as shall be sufficient for such purpose.

(h)	Rule 144. With respect to the public resale of the shares of common stock issued upon conversion of the Series D Preferred Stock, the holder shall at all times be subject to the restrictions, conditions and requirements applicable to an affiliate of the Corporation, as described in Rule 144 of the Securities Act of 1933, as amended (“Rule 144”), even if the holder or its assignees and successors are no longer affiliates (as such term is defined under Rule 144) of the Corporation.

Section 4. Notices. Any notice required by the provisions of this Certificate of Designation to be given to holders of shares of the Series D Preferred Stock shall be deemed given three (3) days following the date on which mailed by certified mail, return receipt requested, postage prepaid, addressed to such holder at the address last appearing on the books of the Corporation for such holder or given by such holder to the Corporation for the purpose of notice, or if no such address appears or is so given, at the principal office of the Corporation, or upon personal delivery to the aforementioned address.

Section 5. Voting Rights. Except as otherwise required by law, and subject to Section 7 below, the holders of Series D Preferred Stock shall have no voting rights.

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Section 6. Protective Provisions. So long as any shares of the Series D Preferred Stock shall remain outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series D Preferred Stock voting together as a class, alter or change the rights, preferences or privileges of the shares of the Series D Preferred Stock so as to affect materially and adversely such shares

Section 7. Status of Converted Stock. In the event any shares of the Series D Preferred Stock shall be converted pursuant to Section 3 above, the Series D Preferred Stock so converted shall be cancelled and shall revert to the Corporation's authorized but unissued Preferred Stock.

Section 8. Transferability. The Series D Preferred Stock shall not be transferable, provided that in the event of the death of a holder of shares of the Series D Preferred Stock, such shares may be transferred to the heirs or estate of such person.

Section 9. Redemption. To the extent it may lawfully do so, the Corporation may, at its sole discretion, redeem any or all shares of the then outstanding shares of Series D Preferred Stock after the seventh anniversary of the original issuance date (the “Redemption Date”).

(a)	The Corporation shall effect any such redemption by paying in cash in exchange for the shares of Series D Preferred to be redeemed a sum equal to One Hundred ($100) per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) plus accrued and unpaid dividends with respect to such shares. The total amount to be paid for the Series D Preferred is hereinafter referred to as the “Redemption Price”, and the date of such payment is hereinafter referred to as the “Redemption Date.” At least thirty (30) days but no more than sixty (60) days prior to a Redemption Date, the Corporation shall send a notice (a “Redemption Notice”) to all holder(s) of Series D Preferred to be redeemed setting forth (A) the Redemption Price for the shares to be redeemed; and (B) the place at which such holders may obtain payment of the Redemption Price upon surrender of their share certificates. Within three (3) days of receiving a Redemption Notice, holder shall elect to either (a) accept cash payment or (b) convert any part of the Series D Preferred Stock into shares of Common Stock, pursuant to Section 3 above. If the Corporation does not have sufficient funds legally available to redeem all shares to be redeemed at the Redemption Date, then it shall redeem such shares pro rata (based on the portion of the aggregate Redemption Price payable to them) to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available, but no longer than ninety (90) days.

(b)	On or after a Redemption Date, each holder of shares of Series D Preferred to be redeemed shall surrender such holder’s certificates representing such shares to the Corporation in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after such Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Corporation is unable to pay the Redemption Price due to not having sufficient legally available funds, all rights of the holder of such shares as holder of Series D Preferred (except the right to receive the Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that in the event that shares of Series D Preferred are not redeemed due to a default in payment by the Corporation or because the Corporation does not have sufficient legally available funds, such shares of Series D Preferred shall remain outstanding and shall be entitled to all of the rights and preferences provided herein.

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(c)	The conversion rights (as set forth in Section 3) for such Series D Preferred Stock shall terminate at the close of business on the fifth (5th) day preceding the Redemption Date, unless default is made in payment of the Redemption Price.

RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Nevada law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation on this 1st day of August, 2017.

CLOUDCOMMERCE, INC.

By:	/s/ Andrew Van Noy
Name: Andrew Van Noy
Title: President and Chief Executive Officer